Exhibit 1.1

AGREEMENT AND PLAN OF MERGER

dated as of

February 20, 2018

among

Fogo de Chão, INC.,

PRIME CUT INTERMEDIATE HOLDINGS INC.

and

PRIME CUT MERGER SUB INC.

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A – Form of Written Consent

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 20, 2018, among Fogo de Chão, Inc., a Delaware corporation (the “Company”), Prime Cut Intermediate Holdings Inc., a Delaware corporation (“Parent”), and Prime Cut Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, Parent desires to acquire the Company on the terms and conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of the Company (the “Board”) and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement, the Merger (as defined herein) and the other transactions contemplated hereby;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01.      Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to (i) any purchase or acquisition, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that in respect of Parent and Merger Subsidiary, in no event shall “Affiliate” include any portfolio companies of their respective affiliates which are investment funds unless otherwise specified.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Dallas, Texas or New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended January 1, 2017.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company Q-3 Report.

“Company Balance Sheet Date” means October 1, 2017.

“Company Credit Agreement” means that certain Credit Agreement, dated as of June 18, 2015, between Brasa (Holdings) Inc., as Borrower, Brasa (Purchaser) Inc., as Holdings, Wells Fargo Bank, National Association, as administrative agent and swing line lender, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as L/C issuers, and the other lenders party thereto, as in effect on the date hereof.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 4.05 (Capitalization), 4.02 (Corporate Authorization), 4.22 (Related Party Transactions), 4.26 (Finders’ Fees) and 4.27 (Opinion of Financial Advisor).

“Company Material Adverse Effect” means any change, effect, event or occurrence of fact that, individually or in the aggregate (a) has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Company or any of its Subsidiaries, taken as a whole or (b) would reasonably be expected to prevent, materially impede or materially delay the consummation by the Company of the Merger, in each case, excluding any effect resulting from (A) changes or prospective changes in GAAP or the authoritative interpretation thereof or changes in the rules and policies of the Public Company Accounting Oversight Board announced after the date of this Agreement or any changes in tax laws, including the issuance of any regulations or other administrative guidance, (B) changes in the financial or securities markets or general economic, regulatory, legal or political conditions in the United States or any other country or region in which the Company or its Subsidiaries has operations (including changes in currency markets or exchange rates), (C) changes (including changes or proposed changes in Applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (D) acts of war, sabotage or terrorism, (E) any hurricane, tropical storm, flood, forest fire, earthquake, winter storm, snow storm, or any other natural disaster, weather-related event or calamity, (F) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or any facts or circumstances relating to Parent, including the direct impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (provided that this clause (F) shall not apply to references to “Company Material Adverse Effect”) in Sections 4.03 (Government Authorization) and 4.04 (Non-contravention)), (G) the failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that, subject to the other limitations in this proviso, the underlying facts giving rise or contributing to such failure may constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (H) any action taken (or omitted to be taken) at the written request of Parent or Merger Subsidiary, (I) changes, in and of themselves, in the price and/or trading volume of the Company Stock on NASDAQ (it being understood that, subject to the other limitations in this proviso, the underlying facts giving rise or contributing to such failure may constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect) or (J) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries that is required pursuant to this Agreement; except, in the case of clauses (A), (B) and (C), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case, the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect).

“Company Sponsor” means Thomas H. Lee Partners, L.P.

“Company Q-3 Report” means the Company’s quarterly report on Form 10-Q for the quarter ended October 1, 2017.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company Stockholders” means holders of Company Stock.

“Company Transaction Expenses” means all fees or expenses of the investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives of the Company and its Affiliates incurred or payable by the Company and its Subsidiaries, whether before, on or after the Closing, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, including, for the avoidance of doubt, such fees expenses incurred or payable by the Company and its Subsidiaries which are directly attributable to the pursuit of or consideration, prior to the date hereof, of any alternative Acquisition Proposal in connection with the sales process of the Company which resulted in the execution of this Agreement.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any and all statutes, laws, regulations, rules or governmental orders, permits or authorizations relating to waste, pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources or, solely with respect to exposure of Hazardous Substances, the protection of human health.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Financing Sources” means the entities (other than Parent or any of its Subsidiaries) that have committed to provide or arrange or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement in connection with, or are otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or similar representative in connection with, any portion of the Debt Financing, including (a) the parties named in the Debt Commitment Letter, any joinder agreements and the fee letter contemplated therein (and their respective successors and permitted assigns) and (b) the Persons that have committed to provide or otherwise entered into definitive financing documents contemplated by the Debt Commitment Letter (and their respective successors and permitted assigns) together with, in each case, their respective Affiliates, and their and their respective Affiliates’ former, current or future officers, directors, employees, partners, managers, members, controlling persons, agents and representatives and their respective successors and assigns.

“Fraud” means conduct constituting fraud under the laws of the State of Delaware, including the following elements: (1) representation made of material fact, (2) that was untrue, (3) which the party making the representation knew to be untrue at the time such representation was made, (4) with the intent to deceive and for the purpose of inducing the recipient to act upon it, (5) on which the recipient justifiably relied and (6) as a result of such justifiable reliance, the recipient suffered damages.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any statute, law, regulation, rule or governmental order, permit or authorization relating to waste, pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (d) pursuant to securitization or factoring programs or arrangements; (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries); (f) to maintain or cause to be maintained the financing or financial position of others; (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination) or (h) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon.

“Information Statement” means a definitive information statement, including the related preliminary information statement, and any amendment or supplement thereto, in each case prepared in accordance with Section 14(c) and Schedule 14C of the 1934 Act and relating to the Merger and this Agreement to be mailed to the Company Stockholders following the receipt of the Stockholder Written Consent.

“Intellectual Property” means Trademarks, inventions, patents, Trade Secrets, copyrights and know-how (including any registrations or applications for registration of any of the foregoing), and all other intellectual property rights of any kind (whether registered or unregistered) arising under the laws of any jurisdiction throughout the world.

“IPO Date” means June 24, 2015.

“knowledge” means (i) with respect to the Company, the actual knowledge, after having made due inquiry of their direct reports with knowledge of the subject matter in question, of the individuals listed on Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge, after having made due inquiry and investigation, of the individuals listed on Section 1.01 of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Liquor License” means any liquor or alcohol permit or license, including beer, wine and mixed beverage permits and licenses, issued by any Governmental Authority

“Marketing Period” means the first period of 15 consecutive business days commencing on or after the date hereof throughout which and on the first and last day of which (a) Parent shall have the Required Information and (b) the conditions set forth in Article 9 (other than the conditions set forth in Section 9.01(a), 9.01(c) and 9.01(d)) shall have been satisfied or, to the extent permissible, waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), and nothing has occurred and no condition exists that could reasonably be expected to cause any of the conditions set forth in Article 9 (other than the conditions set forth in Section 9.01(a), 9.01(c) and 9.01(d)) to fail to be satisfied assuming the Closing would be scheduled at any time during such 15 consecutive business day period and the three consecutive business day period thereafter; provided that, for purposes of determining the Marketing Period, May 25, 2018 shall not be considered a business day. When the Company in good faith reasonably believes that it has delivered the Required Information after the conditions set forth in clause (b) above have been satisfied, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, if the other requirements for the commencement of the Marketing Period have been met, the Marketing Period shall be deemed to have commenced on the date specified in such notice, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within three (3) Business Days after receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered).

“Mexico JV Agreement” means that certain Shareholders Agreement, dated as of July 1, 2014, by and among Minajaro, S.A. de C.V. (“Minajaro”) and Fogo de Chão (Mexico) LLC.

“Middle East JV Agreement” means that certain Shareholders Agreement, dated as of February 5, 2015, by and among FDC Global Holdings B.V. and FAB Ventures Ltd.

“NASDAQ” means the NASDAQ Global Select Market.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Fundamental Representation” means the representations and warranties of Parent and Merger Subsidiary set forth in Sections 5.02 (Corporate Authorization) and 5.06 (Finders’ Fees).

“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Subsidiary to perform its obligations hereunder or prevent, impair or materially delay the consummation of the transactions contemplated by this Agreement.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges of the Company and its Subsidiaries that (x) are not yet due and payable or (y) are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business, (iv) any matters of record, Liens and other imperfections of title incurred in the ordinary course of business that do not secure indebtedness and do not, individually or in the aggregate, materially and adversely impair the value or continued ownership, use and operation of the property to which they relate in the business of the Company and its Subsidiaries as currently conducted, (v) any Liens or encumbrances on title affecting a lessor’s (or sublessor’s) interest in any of the Leased Real Property or affecting the interest of a subtenant of Company or its Subsidiaries therein, (vi) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, (vii) any state of facts which an accurate survey of the Real Property would disclose and which, individually or in the aggregate, do not materially and adversely impair the continued use and operation of the applicable Real Property in the business of the Company and its Subsidiaries as currently conducted and (viii) Liens disclosed on Section 1.01 of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, in each case prepared in accordance with Section 14(a) and Schedule 14A of the 1934 Act and relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

“Registered” means, with respect to Intellectual Property, issued by, filed with, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Representatives” of a Person, means, collectively, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“THL Investors” means, collectively, Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P.; THL Coinvestment Partners, L.P.; THL Operating Partners, L.P.; Great-West Investors, LP; Putnam Investments Employees’ Securities Company III, LLC; THL Equity Fund VI Investors (Fogo), LLC and THL Equity Fund VI Investors (Fogo) II, LLC.

“Trademarks” means trademarks, service marks, trade names, corporate names, symbols, logos, trade dress, Internet domain names and other similar identifiers of source or origin, in each case, including all goodwill associated therewith or symbolized thereby.

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including proprietary recipes, processes, techniques, technology, research, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“Willful Breach” shall mean a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Person with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Person’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b)             Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)(iii)
Aggregate Merger Consideration	2.02(a)
Agreement	Preamble
Alternative Financing	8.02(d)
Board	Preamble
Certificated Share	2.03(a)(i)
Certificate	2.03(a)(i)
Closing	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)(iii)
Company Employee Plan	4.17(a)
Company Equity Awards	4.05(a)
Company Labor Agreements	4.18(a)
Company Performance-Based Restricted Stock Awards	2.05(c)
Company Preferred Stock	4.05(a)
Company Related Parties	11.16
Company Restricted Stock	2.05(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(d)
Company Stock Option	2.05(a)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02(c)(i)
Company Subsidiary Securities	4.06(b)(iii)
Company Voting Debt	4.05(d)
Confidentiality Agreement	6.03(b)(i)(B)
Consultation Obligations	7.05(f)
Continuation Period	7.05(a)
Continuing Employees	7.05(a)
D&O Insurance	7.04(c)
Debt Commitment Letter	5.07(a)(i)
Debt Financing	5.07(a)(i)
Dissenting Shares	2.04
Dissenting Stockholder	2.04
Effective Time	2.01(c)
e-mail	11.01
employee benefit plan	7.05(b)
End Date	10.01(b)(i)
Equity Commitment Letter	5.07(a)(ii)
Equity Financing	5.07(a)(ii)
Exchange Agent	2.03(a)
Excluded Shares	2.02(a)

Term	Section
Financing	5.07(a)(ii)
Financing Agreements	8.02(b)(ii)
Financing Commitment Letters	5.07(a)(ii)
Indemnified Person	7.04(a)
Internal Controls	4.07(e)(ii)
Intervening Event	6.03(d)(ii)
Leased Real Property	4.14(b)(ii)
Material Contract	4.20(b)
Merger	2.01(a)
Merger Subsidiary	Preamble
Non-Party Affiliate	11.14
Non-US Plans	4.17(j)
Owned Company IP	4.15(b)(ii)
Owned Real Property	4.14(b)(i)
Parent	Preamble
Parent Termination Fee	11.05(c)
Per Share Merger Consideration	2.02(a)
Permits	4.12(b)
Permitted Alternative Financing	8.02(b)
Principal Supplier	4.23(a)
Property Development Contract	4.14(f)
Real Property	4.14(b)(ii)
Real Property Lease	4.14(b)(ii)
Required Information	8.02(f)
Solvent	5.08(c)
Stockholder Written Consent	6.02(a)
Stock Plans	4.05(a)
stop, look and listen	6.03(b)(ii)
Subsidiary Voting Debt	4.06(b)
Superior Proposal	6.03(d)(i)
Surviving Corporation	2.01(a)
Surviving Corporation Plans	7.05(a)
Tax	4.16(p)
Tax Return	4.16(p)
Taxing Authority	4.16(p)
Termination Fee	11.05(b)(i)
Uncertificated Shares	2.03(a)(ii)
Voting Debt	4.06(b)
WARN	4.18(f)
Written Consent Failure	6.02(b)
Written Consent Failure Termination Period	6.02(c)
Written Consent Party	6.02(a)
Written Consent Parties	6.02(a)

Section 1.02.      Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to ordinary course or ordinary course of business shall mean ordinary course of business consistent with past practices. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

Article 2
The Merger

Section 2.01.      The Merger. (a) Upon the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)             Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), then the Closing shall, subject to clause (b), occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (i) any Business Day during or before the expiration of the Marketing Period as may be specified by Parent on no fewer than three (3) Business Days’ prior written notice to the Company and (ii) the first Business Day after the final day of the Marketing Period, and (b) in no event shall the Closing be required to occur prior to, in each case, March 31, 2018, unless another date is agreed to in writing by Parent and the Company.

(c)             At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as agreed by the Parent and the Company and specified in the certificate of merger).

(d)             From and after the Effective Time, except as provided herein, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.      Conversion of Shares. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)             Except as otherwise provided in Sections 2.02(b) or (c), 2.04, 2.05(b) or 2.05(c) (the shares of Company Stock subject to Sections 2.02(b), (c), 2.04, 2.05(b) or 2.05(c) the “Excluded Shares”), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $15.75 in cash, without interest (the “Per Share Merger Consideration” and the aggregate of the Per Share Merger Consideration due in respect of Company Stock other than Excluded Shares pursuant to this agreement being the “Aggregate Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)             Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)             Each share of Company Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d)             Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.      Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a nationally recognized financial institution reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Per Share Merger Consideration (i) each share of Company Stock, other than any Excluded Share, represented by a certificate (a “Certificate” and each share of Company Stock represented by a Certificate, a “Certificated Share”) or (ii) each uncertificated share of Company Stock other than any Excluded Share (an “Uncertificated Share”). The Exchange Agent agreement pursuant to which Parent shall appoint the Exchange Agent shall be in form and substance reasonably acceptable to the Company and Parent. At or prior to the Effective Time, Parent shall make available to the Exchange Agent the Aggregate Merger Consideration. Promptly after the Effective Time (but not later than five Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time (other than Excluded Shares) a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)             Each holder of a share of Company Stock that has been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate in respect of such share, together with a properly completed letter of transmittal, or (ii) delivery of an “agent’s message” to the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of an Uncertificated Share, the Per Share Merger Consideration in respect of such share of Company Stock. Until so surrendered or transferred, as the case may be, each such Certificated Share or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Per Share Merger Consideration.

(c)             If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered in the transfer records of the Company, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of Parent and the Exchange Agent that such tax has been paid or is not payable.

(d)             After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, a Certificated Share or an Uncertificated Share is presented to the Surviving Corporation or the Exchange Agent, it shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)             Any portion of the Aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged a share of Company Stock for the Per Share Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04.      Dissenting Shares. Notwithstanding Section 2.02, each share of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such share in accordance with Delaware Law (each, a “Dissenting Share” and each holder of a Dissenting Share, a “Dissenting Stockholder”) shall not be converted into the right to receive the Per Share Merger Consideration, except to the extent such Dissenting Stockholder fails to perfect, validly withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such Dissenting Stockholder validly withdraws or otherwise loses the right to appraisal in respect of any Dissenting Share, such Dissenting Share shall be treated as if it had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, offer to settle or settle, any such demands.

Section 2.05.      Stock Options; Restricted Stock. (a) Immediately prior to the Effective Time, each outstanding option to purchase shares of Company Stock under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not exercisable or vested, shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each such Company Stock Option an amount in cash, less any applicable tax withholding pursuant to Section 2.07, determined by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time; provided, that, for the avoidance of doubt, any Company Stock Option for which the applicable exercise price equals or exceeds the Per Share Merger Consideration shall be cancelled for no consideration.

(b)             Immediately prior to the Effective Time, all restrictions on each share of restricted Company Stock outstanding (“Company Restricted Stock”), excluding each share of Company Restricted Stock issued under the Stock Plans that is subject to performance-based vesting conditions, shall lapse, and the Company shall pay each such holder at or promptly after the Effective Time for each such share of Company Restricted Stock an amount in cash equal to the Per Share Merger Consideration, less any applicable tax withholding pursuant to Section 2.07. As of the Effective Time, all such shares of Company Restricted Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive an amount in cash equal to the Per Share Merger Consideration to be paid in accordance with this Section 2.05(b), without interest.

(c)             Immediately prior to the Effective Time, all restrictions on each share of Company Restricted Stock that is subject to performance-based vesting conditions (the “Company Performance-Based Restricted Stock Awards”) shall lapse, and the Company shall pay each such holder at or promptly after the Effective Time for each such Company Performance- Based Restricted Stock Award an amount in cash equal to the product of (x) the number of shares of Company Restricted Stock subject to such Company Performance-Based Restricted Stock Award immediately prior to the Effective Time (which number, for the avoidance of doubt, shall equal the number of shares with set forth with respect to such Company Performance-Based Restricted Stock Award on Section 4.05(b) of the Company Disclosure Schedules), multiplied by (y) the Per Share Merger Consideration, less any applicable tax withholding pursuant to Section 2.07. As of the Effective Time, all such shares of Company Restricted Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive an amount in cash equal to the product of the amounts set forth in clauses (x) and (y) of this Section 2.05(c), without interest.

(d)             Prior to the Effective Time, the Company shall take, or cause to be taken, all action that is necessary to effect the treatment of the Company Stock Options and Company Restricted Stock as set forth in this Agreement.

Section 2.06.      Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Stock Options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07.      Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08.      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of each share of Company Stock represented by such Certificate, as contemplated by this Article 2.

Article 3
The Surviving Corporation

Section 3.01.      Certificate of Incorporation. Subject to Section 7.04, the certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law; provided that, at the Effective Time, such certificate of incorporation shall be amended as set forth in Annex A.

Section 3.02.      Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.      Directors and Officers. The parties shall take all necessary actions so that from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Article 4
Representations and Warranties of the Company

Subject to Section 11.06, except as disclosed in any Company SEC Document filed before the date of this Agreement (including the exhibits and schedules thereto, but excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein to the extent they are predictive, cautionary or forward-looking in nature) or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.      Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent a true and correct copy of the certificate of incorporation and bylaws, each, as amended to date, of the Company. The Company is not in material violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.02.      Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, have been duly authorized by all necessary corporate action on the part of the Company except for obtaining the Company Stockholder Approval (as defined below) and the filing of the Certificate of Merger with the Secretary of the State of Delaware, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby. The adoption of this Agreement by a majority of the outstanding shares of Company Stock at a meeting of the stockholders of the Company or by written consent of stockholders in lieu of a meeting is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company.

(b)             At a meeting or meetings duly called and held, the Board has (A) amended Section 2.07 of its bylaws to permit action to be taken by written consent of its stockholders without a meeting, (B) (i) unanimously determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) unanimously resolved to recommend approval and adoption of this Agreement by its stockholders upon the terms and conditions set forth in this Agreement (such recommendation, the “Company Board Recommendation”) and (iv) unanimously approved, under Article 7, Section 7(c) of the Company’s certificate of incorporation, the approval and adoption of this Agreement by the Company’s stockholders by the written consent of such stockholders without a meeting and (C) taken any and all actions necessary in order to cause the Company to comply with Section 4.28 (Antitakeover Statutes) hereof in respect of the transactions contemplated hereby. As of the date hereof, the Board has not rescinded or modified any of the foregoing actions and will not do so except in accordance with Section 6.03 of this Agreement.

Section 4.03.      Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) such filings and actions as may be required under the 1934 Act, (d) such filings and actions that may be required pursuant to the rules and regulations of NASDAQ, (e) such filings and actions as may be required under Applicable Law pursuant to existing Liquor Licenses set forth on Section 4.03 of the Company Disclosure Schedule and (f) any actions or filings the absence of which would not be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.04.      Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03(e), with or without notice, lapse of time or both, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries, (d) except as set forth on Section 4.04(d) of the Company Disclosure Schedule, with or without notice, lapse of time or both, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Liquor License or (e) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b), (c), (d) or (e), as would not individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.05.      Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Stock and 15,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of December 31, 2017, (A) there were outstanding 28,384,668 shares of Company Stock (including (i) 63,820 shares of Company Restricted Stock issued under the Brasa (Parent) Inc. 2012 Omnibus Equity Incentive Plan and the Company 2015 Omnibus Incentive Plan (collectively, the “Stock Plans”) that are subject to performance-based vesting conditions and (ii) 66,116 shares of Company Restricted Stock issued under the Stock Plans that are subject to only service-based vesting conditions (such shares of Company Restricted Stock in (i) and (ii) collectively, the “Company Restricted Stock Awards”), (B) there were outstanding Company Stock Options (together with the Company Restricted Stock Awards, the “Company Equity Awards”) to purchase an aggregate of 2,052,294 shares of Company Stock issued under the Stock Plans (of which options to purchase an aggregate of 1,856,594 shares of Company Stock were exercisable) and (C) there were no shares of Company Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Option will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid. (b)             Section 4.05(b) of the Company Disclosure Schedule sets forth, a correct and complete listing of all outstanding Company Equity Awards as of December 31, 2017, setting forth, as applicable, the number of shares of Company Stock subject to each Company Equity Award (and the maximum number of shares of Company Stock that may be issued with respect to any such awards that are subject to performance conditions) and the holder, grant date, exercise price with respect to each Company Equity Award, as applicable, and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or the consummation of the Merger or the termination of employment or change of position following the consummation of the Merger.

(c)             Except as set forth in this (a) and for changes since December 31, 2017 resulting from the exercise of Company Stock Options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, restricted share units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable, exchangeable or redeemable for securities having the right to vote) with the stockholders of the Company on any matter (“Company Voting Debt”).

(d)             Except as set forth in this (a), none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06.      Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K. The Company has made available to Parent a true and correct copy of the certificate of incorporation and bylaws or other organizational documents, each, as amended to date, of each Subsidiary of the Company. None of the Company’s Subsidiaries is in material violation of any of the provisions of its respective organizational documents.

(b)             All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien. As of the date hereof, there were no issued, reserved for issuance or outstanding (i) securities convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. There are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable, exchangeable or redeemable for securities having the right to vote) with the stockholders of any Subsidiary on any matter (“Subsidiary Voting Debt” and together with the Company Voting Debt, “Voting Debt”).

Section 4.07.      SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC on a timely basis, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since June 24, 2015 (collectively, and in all cases together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)             As of its filing date or date of being furnished (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)             As of its filing date or date of being furnished (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)             Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)             The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures effective to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management, including the chief executive officer and chief financial officer, of the Company by others within those entities (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, that are effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and (iii) disclosed, based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board (A) any significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. A summary of any such disclosures made by management to the Company’s auditors or audit committee since January 1, 2016 and any material communications since January 1, 2016 made by management or the Company’s auditors to the audit committee or required or contemplated by the listing standards of NASDAQ, the audit committee’s charter, or professional standards of the Public Company Accounting Oversight Board has been made available to Parent. No material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since January 1, 2016 through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Applicable Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board or the

Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(f)             Since the IPO Date, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted under the 1934 Act and disclosed in the Company SEC Documents, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any director or executive officer of director of the Company or any of their respective Affiliates.

(g)             No Subsidiary of the Company is required to file or files, any reports, schedules, forms, statements, prospectuses, registration statements or other documents with the SEC.

Section 4.08.      Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements.

Section 4.09.      Disclosure Documents. The Information Statement or Proxy Statement, as applicable, to be filed with the SEC in connection with the Merger will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Information Statement or Proxy Statement, as applicable, and any amendments or supplements thereto is first mailed to the stockholders of the Company, the Information Statement or Proxy Statement, as applicable, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Information Statement or Proxy Statement, as applicable, based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives in writing specifically for use or incorporation by reference therein.

Section 4.10.      Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)             any event, occurrence, development or state of circumstances or facts, individually or in the aggregate, that has had or is reasonably likely to have a Company Material Adverse Effect;

(b)             any (i) split, combination or reclassification of any shares of its capital stock (ii) issuance, grant, delivery or sale, or authorization of the issuance, grant, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities (iii) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company’s or any of its Subsidiaries, except for dividends by any of its wholly-owned Subsidiaries (iv) redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities or (v) amendment to any term of any Company Security or any Company Subsidiary Security;

(c)             any change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(d)             with respect to the Company or any of its Subsidiaries, any Tax election (or the rescission of any Tax election) that has a material effect on Taxes, any amendment with respect to any Tax Return relating to a material amount of Taxes, any settlement or compromise of any material Tax claim, audit or assessment, for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the Company SEC Documents, the entry into of any closing agreement (except in connection with a settlement of a Tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the Company SEC Documents), any extension or waiver of the statute of limitations relating to a material amount of Taxes, any action to surrender of any right to claim a material Tax refund, any change to an annual Tax accounting period, any change of any Tax accounting method that has a material effect on Taxes, or any position on any material Tax return that is inconsistent with positions taken in preparing or filing similar Tax returns in prior periods, except, in each case, for actions taken in the ordinary course;

(e)             the commencement of any new line of business or the opening by the Company or any of its Subsidiaries of any restaurants or the Company or any of its Subsidiaries otherwise engaging in any other operations, in each case, in any country in which they did not, as of the Company Balance Sheet Date, have such business, operations or restaurant; or

(f)             except as required by Applicable Law or the terms of any Employee Plan set forth in the Company Disclosure Schedule, (A) any granting to any executive of any increase in severance or termination pay (except to the extent of any increase in severance or termination pay as a result of any increase in compensation in the ordinary course of business), (B) any establishing, adopting, entry into or amending in any material respect any collective bargaining agreement, or (C) any acting to accelerate any rights or benefits under any Company Employee Plan.

Section 4.11.      No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind, whether accrued, absolute, determined or contingent, other than: (a) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities incurred in connection with the transactions contemplated hereby; and (d) liabilities that are not material to the Company and its Subsidiaries, taken as a whole.

Section 4.12.      Compliance with Laws and Court Orders. (a) Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, the business of the Company and each of its Subsidiaries has at all times since the IPO Date, been, and is currently being, conducted in material compliance with all Applicable Laws. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective assets is under investigation with respect to or has been threatened to be charged with or given notice of, nor has any Governmental Authority notified the Company in writing of its intent to conduct an investigation of, any violation of any Applicable Law (including with respect to the retail sale of alcohol), except for such investigations or charges which would not reasonably be expected to be material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(b)             Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has possessed and is in compliance with, (i) all licenses, permits, registrations, permanent certificates of occupancy, authorizations and certificates from any Governmental Authority required under Applicable Law with respect to the operation of their respective businesses or the ownership, leasing or management of its assets as currently conducted and (ii) all Liquor Licenses, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (collectively “Permits”).

Section 4.13.      Litigation. As of the date hereof, (a) except as set forth on Section 4.13(a) of the Company Disclosure Schedule, there is no material action, suit, investigation, arbitration or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before (or, in the case of threatened actions, suits, investigations or proceedings, would be before); and (b) except as set forth on Section 4.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Authority.

Section 4.14.      Properties. (a) Except as set forth on Section 4.14(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, free and clear of all Liens other than Permitted Liens.

(b)             As of the date hereof, Section 4.14(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) all material real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) all real property leased by or for the benefit of the Company or any of its Subsidiaries, excluding leases with an initial term of less than a year (the “Leased Real Property” and together with the Owned

Real Property, the “Real Property”), and, in the case of the Leased Real Property, identifies (x) the expiration date of the underlying Real Property Lease and (y) whether there is an option to renew such Real Property Lease and, in the case of any leases with a remaining term of less than six months as of the date of this Agreement, whether the Company intends and expects to be able to renew such Real Property Lease prior to the expiration thereof. The Company has delivered or made available to Parent true and complete copies of all material leases, subleases or licenses, and all material amendments and modifications thereof, with respect to the Leased Real Property (each, a “Real Property Lease”).

(c)             Except as set forth on Schedule 4.14(c), (i) each Real Property Lease is valid, legally binding and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Real Property Lease, is in breach or default under any provision of, or has taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Real Property Lease.

(d)             Except as set forth on Section 4.14(d) of the Company Disclosure Schedule, the Company has not received any written notice that all or any portion of Real Property is (i) subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, (ii) is otherwise non-compliant in any material respect with Applicable Law relating to use, occupancy or operation (including with respect to zoning, building, fire, safety, health codes and sanitation) of a related restaurant owned or operated by the Company or any of its Subsidiaries or (iii) subject to any condition currently or previously existing that would reasonably be expected to give rise to any material violation of or require remediation under any Applicable Law.

(e)             Except for any Permitted Liens and as set forth in Section 4.14(e) of the Company Disclosure Schedule, to the Company’s knowledge (i) there are no material contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Real Property for its current use and (ii) all structures and other buildings on the Real Property are in operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs in the ordinary course, and except for ordinary wear and tear.

(f)             Section 4.14(f) of the Company Disclosure Schedule sets forth, as of the date hereof, each material letter of intent relating to the construction, development or lease of real property to which the Company is a party (each a “Property Development Contract”).

(g)             Section 4.14(g) of the Company Disclosure Schedule sets forth a list of all leases, excluding leases with an initial term of less than a year, in respect of real property leased by or for the benefit of the Company or any of its Subsidiaries with a date of expiration between the Company Balance Sheet Date and the date hereof and indicates, in respect of each such lease, whether such lease was or is intended to be renewed.

Section 4.15.      Intellectual Property.

(a)             Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries.

(b)             Except as set forth on Schedule 4.15(b) and, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i)            the Company and each of its Subsidiaries owns or has a valid and enforceable right to use all Intellectual Property used in or necessary for the conduct of its business as currently conducted, free and clear of all Liens (other than Permitted Liens);

(ii)            all Intellectual Property owned or purported to be owned by the Company (“Owned Company IP”) is subsisting, valid and enforceable and there are no actions, proceedings or judgements pending that have been served, or, to the knowledge of the Company, filed but not served or threatened, that seek to cancel, limit or challenge the ownership, validity, registrability, enforceability, or use of or any right in or to any Owned Company IP;

(iii)            within the three (3) years prior to the date of this Agreement, (A) neither the Company nor any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated or impaired the value of any Intellectual Property of any Person, and (B) no Person has materially infringed, misappropriated, or otherwise violated or impaired the value of any Owned Company IP;

(iv)            the Company and its Subsidiaries have at all times taken commercially reasonable measures to preserve and protect their right, title and interest in and to the Owned Company IP, including all Trade Secrets and Trademarks;

(v)            within the three (3) years prior to the date of this Agreement, there has not been any security breach of or any unauthorized access to the information technology systems used by the Company or any of its Subsidiaries; and

(vi)            within the three (3) years prior to the date of this Agreement, (A)each of the Company and its Subsidiaries has at all times been in compliance with (1) in respect of each country in which the Company or any of its Subsidiaries has operations, all Applicable Laws of such country relating to privacy, data protection, and the collection, transfer (including cross-border transfer) storage, use or any other exploitation of personal information and (2) each of the Company’s and its Subsidiaries’ respective rules, policies and procedures with respect to such matters, and (B) no claims have been, to the knowledge of the

Company, asserted or threatened against the Company or any of its Subsidiaries alleging any violation of any Person’s privacy, personal information or data rights.

Section 4.16.      Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)             The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material amounts of Taxes that are due and payable (whether or not reflected on the Tax Returns referred to in Section 4.16(a) above), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c)             The Company has delivered to Parent complete copies of (i) all U.S. federal income Tax Returns of the Company and its Subsidiaries that have been filed for taxable years ended December 28, 2014 through January 1, 2017, (ii) all U.S. state income Tax Returns of the Company and its Subsidiaries that have been filed for the taxable year ended January 1, 2017; (iii) all Brazil income Tax Returns of the Company and its Subsidiaries that have been filed for taxable years ended December 30, 2012 through December 31, 2017; and (iv) any audit report issued within the last three years relating to U.S. federal and state income Taxes due from or with respect to the Company or any of its Subsidiaries.

(d)             All U.S. income and franchise Tax Returns of the Company and its Subsidiaries through January 1, 2012 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(e)             There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset. No claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be required to file any Tax Return in that jurisdiction. All material deficiencies asserted or assessments made by any Taxing Authority with respect to the Company or any of its Subsidiaries have been fully paid, settled or withdrawn. There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries (other than Permitted Liens).

(f)             Neither the Company nor any of its Subsidiaries (i) is subject to any private letter ruling or comparable rulings of, or entered into any advance pricing or similar agreements with, the U.S. Internal Revenue Service or other Taxing Authority, (ii) has, or after the IPO Date has had, a branch or permanent establishment in any country other than the country of its organization, or is, or after the IPO Date has been, subject to Tax in a jurisdiction outside the country of its organization, (iii) has been granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid or extension has not yet expired (other than extensions of time to file Tax Returns obtained in the ordinary course of business), (iv) has granted to any Person any power of attorney that is currently in force with respect to any material Tax matter, (v) is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing (other than (x) any such agreement or arrangement exclusively between the Company and one or more of its Subsidiaries or exclusively between the Company’s Subsidiaries (y) commercial agreements the primary purpose of which does not relate to Taxes) or (vi) has, to the knowledge of the Company, ever been a member of any consolidated, combined, unitary or similar group of companies for any Tax purposes other than a group in which the Company or a Subsidiary is or was the common parent.

(g)             During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h)             To the knowledge of the Company, neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of the Treasury Regulation Section 1.6011-4(b).

(i)             The Company has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(j)             Each of the Company and its Subsidiaries properly is classified for U.S. federal income tax purposes in the manner indicated in the Organizational Chart dated as of December 12, 2017, included in Section 4.16(j) of the Company Disclosure Schedule.

(k)             Neither the Company nor any of its Subsidiaries will be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustments under Section 481(a) of the Code or any similar provision of state, local or foreign law (and neither the Company nor any of its Subsidiaries has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting), (ii) “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision thereof or any similar provision of state, local or foreign law), (iii) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Time, (iv) prepaid amount received, or paid, at or prior to the date of the Company Balance Sheet Date, other than amounts reflected in the Company Balance Sheet, (v) deferred gains arising prior to the Effective Time or (vi) election pursuant to Section 108(i) of the Code.

(l)             There have been no state aid investigations of the European Commission initiated against a member state of the European Union which relates to the Taxation of the Company or any of its Subsidiaries.

(m)             The Company and each Subsidiary has withheld all material Taxes it was required to withhold in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and has timely paid all such Taxes to the appropriate Governmental Authority in accordance with Applicable Law.

(n)             To the knowledge of the Company, neither the Company nor any of its Subsidiaries is treated as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code.

(o)             The Company’s current estimate, in accordance with the principles of Staff Accounting Bulletin No. 118 (SAB 118), of the “section 965(a) inclusion amount” as defined in Notice 2018-07, I.R.B. 2018-04, with respect to each of the Company’s Subsidiaries does not exceed the amount set forth with respect to such Subsidiary in Section 4.16(o) of the Company Disclosure Schedule.

(p)             “Tax” means any tax, including income, franchise, profits, corporation, capital, estimated, production, environmental, goods and services, gross receipts, transfer, excise, property, sales, use, value added, license, employment, payroll, social security, unemployment, severance, occupation, import, stamp or other tax, custom duty, fee, levy or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority or subdivision or agency thereof responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”) and any liability for any of the foregoing payable by reason of Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Applicable Law) or as a transferee or successor. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns.

(q)             The representations and warranties set forth in this Section 4.16 and in Sections 4.05(c), 4.17 and 4.18(e) are the only representations and warranties given by the Company and its Subsidiaries with respect to matters related to Taxes.

Section 4.17.      Employee Benefit Plans. (a) Section 4.17 of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. “Company Employee Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, consulting, retention, retirement, severance, deferred compensation, change in control, equity-based, incentive, bonus, tip, insurance, medical, welfare, disability or sick leave, workers’ compensation, employee loan, tax gross-up, fringe or similar contract, plan, arrangement or policy and each other material plan, practice or arrangement, providing for compensation or benefits which is (i) maintained, administered or contributed to by the

Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or (ii) with respect to which the Company or any of its Subsidiaries has any actual liability or would reasonably be expected to have liability. With respect to each material Company Employee Plan, the Company has made available to Parent, to the extent applicable (x) copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, (y) the most recent Form 5500, actuarial report and/or annual report (and all schedules thereto), summary plan descriptions and any other material communications regarding the extent of benefits thereunder and (z) all material correspondence to or from any Governmental Authority received in the past three years.

(b)             Neither the Company nor any Subsidiary thereof sponsors, maintains, contributes to, or has any liability with respect to, any plan subject to Title IV of ERISA. No purpose of the transactions contemplated by this Agreement is for the Company, any of the Company’s Subsidiaries or any other entity to avoid liability arising out of Title IV of ERISA.

(c)             Neither the Company nor any ERISA Affiliate thereof contributes, or in the past six years has contributed or been obligated to contribute, to any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)             Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service and, to the Company’s knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Employee Plan. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been established and maintained in compliance in all material respects with its terms and with the requirements prescribed by Applicable Law, including ERISA and the Code. With respect to any Company Employee Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in which it reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. To the knowledge of the Company, there has been no act, omission, or condition with respect to any Company Employee Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material fine, penalty, tax or liability of any kind imposed under ERISA, the Code or any Applicable Law.

(e)             Except as required by Applicable Law, no Company Employee Plan provides retiree or post-employment medical, disability, life insurance or other material welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(f)             The execution and delivery of this Agreement, stockholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any payment or benefit including any bonus, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits to any such officer, director, employee or independent contractor, (iii) increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Plan following the Effective Time.

(g)             The execution and delivery of this Agreement, stockholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” pursuant to the terms of Section 280G of the Code.

(h)             Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Employee Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

(i)             Except as would not reasonably be expected to result, individually or in the aggregate, in any material liability to the Company or any of its Subsidiaries, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Employee Plan by or before any Governmental Authority.

(j)             With respect to each Company Employee Plan that is maintained outside of the United States substantially for employees who are situated outside the United States (the “Non-US Plans”), (i) all employer and employee contributions to each Non-US Plan required by Applicable Law or by the terms of such Non-US Plan have been made, or, if applicable, accrued in all material respects in accordance with applicable accounting practices, (ii) as of the date hereof, the fair market value of the assets of each funded Non-US Plan and the liability of each insurer for any Non-US Plan, together with any accrued contributions, is materially sufficient to procure or provide for the accrued benefit obligations at the time such obligations become payable, with respect to all current or former participants in such plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to such Non-US Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to collectively be materially less than such benefit obligations, and (iii) each Non-US Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Authorities.

(k)             Each Company Stock Option (i) was granted in material compliance with Applicable Laws and the terms and conditions of the Stock Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Stock equal to or greater than the fair market value of a share of Company Stock on the date of grant, (iii) has a grant date on or about the date on which the Company’s Board (or committee thereof) awarded such Company Stock Option and (iv) does not trigger any material liability for the holder thereof under Section 409A of the Code.

Section 4.18.      Labor and Employment Matters.

(a)             Section 4.18(a) of the Company Disclosure Schedule sets forth an accurate and complete list of any collective bargaining agreement or other agreement with a labor union, works council or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Company Labor Agreements”) Except as set forth on Section 4.18(a) of the Company Disclosure Schedule, no employees of the Company are represented by any labor union, works council or like organization. To the Company’s knowledge, no labor organization or group of employees has made a pending demand for recognition, and there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.

(b)             The Company has made available to Parent accurate and complete copies of each Company Labor Agreement. The Company and its Subsidiaries have complied with all information, consent, consultation, renegotiation and other similar requirements in respect of any organization listed on Section 4.18(a) of the Company Disclosure Schedule with which they are required to comply as of the date hereof in connection with the execution and delivery of this Agreement, stockholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement.

(c)             The execution and delivery of this Agreement, stockholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any organization listed on Section 4.18(a) of the Company Disclosure Schedule to any payments or any information, consent, consultation, renegotiation or other rights.

(d)             There is no strike, lockout, slowdown, work stoppage or other material labor dispute, or arbitration or grievance pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries.

(e)             Each of the Company and its Subsidiaries is in compliance in all material respects with the Company Labor Agreements and all Applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), and terms and conditions of employment, including but not limited to workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, work authorization eligibility (including appropriate notices or approvals with respect to immigration and the authorization of employment of each employee of the

Company and its Subsidiaries), employee classification, meal/rest periods, wages and hours (including tip credits and tipping pools) and the collection and payment of withholding and/or social security taxes or any similar taxes. None of the Company or any of its Subsidiaries has any material liability for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice) and freelancer/independent contractors.

(f)             Since January 1, 2017, neither the Company nor any of its Subsidiaries has effectuated or announced (i) a “plant closing” (as defined under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local law (“WARN”), (ii) a “mass layoff” (as defined under WARN) or (iii) such other layoff, reduction in force or employment terminations sufficient in number to trigger the application of WARN. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN that remains unsatisfied.

Section 4.19.      Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(ii)            the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

(iii)            the operations of the Company and each of its Subsidiaries have been since the IPO Date, and are currently, in compliance with the terms of all applicable Environmental Laws.

(iv)            To the Company’s knowledge, no Real Property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substances that would reasonably be expected to require remediation or other action by the Company pursuant to any Environmental Law.

(b)             Prior to the date hereof, the Company has made available to Parent true and complete copies of any reports conducted since the IPO Date, of any investigations, audits or other assessments (including Phase I environmental site assessments and Phase II environmental site assessments) containing information that are in possession of or reasonably under the control of the Company or any of its Subsidiaries that pertain to (i) unresolved environmental claims against the Company or any of its Subsidiaries or (ii)

any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned or operated by the Company or any of its Subsidiaries, in the case of each of (i) and (ii), which claims or Hazardous Substances would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.20.      Material Contracts. (a) As of the date hereof, except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding that is a Material Contract.

(b)             Except as set forth on Section 4.20(b) of the Company Disclosure Schedule, (i) each of the Material Contracts is valid, legally binding and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, is in material breach or default of any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract. For the purposes of this Agreement, “Material Contract” means any written or oral contract, arrangement or understanding that:

(i)            is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)            is with (A) any officer or director of the Company, (B) THL Investor, (C) to the knowledge of the Company, any beneficial owner (as defined in Rule 13d-3 of the 1934 Act) of 5% or more of the shares of Company Stock or (D) to the knowledge of the Company, any Affiliate of THL Investor;

(iii)            except in respect of any Real Property Lease, pursuant to which the Company or its Subsidiaries has continuing “earn-out” or other contingent payment obligations of more than $500,000 in each case;

(iv)            provides for indemnification or any guaranty by the Company or any of its Subsidiaries, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than indemnification directors, officers, or other Persons in the ordinary course of business;

(v)            limits or purports to limit in any material respect the right of the Company or any of its Subsidiaries (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) except in respect of any Real Property Lease, operate in any geographical location;

(vi)            relates to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise) by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case, with a value in excess of $2,000,000.00;

(vii)            grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or its Subsidiaries;

(viii)            contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(ix)            obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(x)            relates to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company in which the Company or any of its Subsidiaries is still a member, partner or shareholder in, other than a wholly-owned Subsidiary of the Company;

(xi)            is an indenture, loan or credit contract, loan note, mortgage contract, letter of credit or other contract representing, or any guarantee of, Indebtedness of the Company or any of its Subsidiaries individually in excess of $1,500,000;

(xii)            is a material guarantee by the Company or any of its Subsidiaries of the Indebtedness of any Person other than the Company or a wholly-owned Subsidiary of the Company;

(xiii)            contains any provision pursuant to which (A) the Company or any of its Subsidiaries grants any license, covenant not to sue or assert any right under any material Owned Company IP to any Person, (B) any Person grants any license, covenant not to sue or assert any right under any Intellectual Property to the Company or any of its Subsidiaries, except for licenses of commercially available shrink-wrap or off-the-shelf software, or (C) the Company or any of its Subsidiaries consents to or agrees not to assert rights with respect to the use or registration by a third party of any Trademark containing or incorporating “FOGO,” “FOGO DE CHÃO” or any derivative thereof, whether alone or in combination with any other Trademark, word or name;

(xiv)            any Principal Supplier is a party to and which has a term of more than 60 days and may not be terminated by the Company or any of its Subsidiaries (without penalty) within 60 days after the delivery of a termination notice, other than contracts related to the purchase of raw materials or inventory in the ordinary course of business; or

(xv)            under which the Company or any of its Subsidiaries is otherwise obligated to make or receive payment or incur costs in excess of $5,000,000 in any year and which is not otherwise described in clauses (i)–(xiv) above;

Section 4.21.      Anti-Corruption Matters. (a) None of the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents acting for or on behalf of the Company or any of its Subsidiaries has, directly or indirectly, in connection with the business of the Company or any of its Subsidiaries:

(i)            made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage;

(ii)            paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;

(iii)            made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(iv)            established or maintained any unlawful fund of corporate monies or other properties;

(v)            created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries related to any of the foregoing; or

(vi)            otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the Bank Secrecy act as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) or any other applicable anti-corruption or anti-bribery law.

(b)             For purposes of this provision, “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

(c)             Section 4.21(c) of the Company Disclosure Schedule sets forth each material action, suit, inquiry, investigation (including any internal investigation) or any other material proceeding by any Governmental Authority, including those pending or threatened, involving the Company and its Subsidiaries, or, to the Company’s knowledge, any of its directors, officers, employees or agents acting for or on behalf of the Company and its Subsidiaries, each written inquiry of any Governmental Authority received by the Company and its Subsidiaries and any and all voluntary or involuntary disclosure by the Company, any of its Subsidiaries or any of its officers, directors or employees to any Governmental Authority in the five (5) years prior to the date hereof related to any of the foregoing.

Section 4.22.      Related Party Transactions. As of the date hereof, there are, and since the date of the Company 10-K, there have been, no contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, or any beneficial owner (as defined in Rule 13d-3 of the 1934 Act) of 5% or more of the shares of Company Stock, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.23.      Suppliers. (a) Section 4.23 (a) of the Company Disclosure Schedule set forth, as of the date hereof, a complete and accurate list of (i) the five largest suppliers of the Company and its Subsidiaries based on consolidated costs of goods and services paid to such Persons by the Company and its Subsidiaries for the fiscal year ended December 31, 2017 (each, a “Principal Supplier”) and (ii) with respect to each Principal Supplier, the aggregate amounts paid to, or received from, as applicable, each such Principal Supplier for the fiscal year ended December 31, 2017.

(b)             Since the IPO Date, neither the Company nor any of its Subsidiaries has received any written notice from any Principal Supplier indicating that such Person is ceasing, will cease or plans to cease dealing with the Company or any of its Subsidiaries.

Section 4.24.      Insurance. (a) Section 4.24(a) of the Company Disclosure Schedule sets forth a true and complete list of all material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Company and its Subsidiaries as of the date hereof.

(b)             Except as set forth on Section 4.24(b) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and the limits and sublimits of such policies have not been exhausted or materially diminished, (iii) all premiums payable under all such policies have been timely paid, the Company and its Subsidiaries are in compliance with all other terms and conditions (including any notification requirements) of all such policies in all material respects and neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (iv) no written notice of cancellation or termination or material premium increase has been received with respect to any such insurance policy.

Section 4.25.      Quality and Safety of Food and Beverage Products. Since the IPO Date, except as set forth in Section 4.25 of the Company Disclosure Schedule, (a) there have been no recalls of any food or beverage product served by the Company, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries and (b) to the knowledge of the Company, none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of Applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.26.      Finders’ Fees. Except for Jefferies LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.27.      Opinion of Financial Advisor. The Board has received the opinion of Jefferies LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations and qualifications set forth in such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to holders of Company Stock (other than Parent, Merger Subsidiary, Company Sponsor, funds of or other entities related to Company Sponsor that are holders of or beneficially own Company Stock, and their respective affiliates).

Section 4.28.      Antitakeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Subsidiary contained in Section 5.09, the Company has taken all action necessary to (i) exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and (ii) render Article 10 of the Company’s Amended and Restated Certificate of Incorporation inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

Section 4.29.      Company Transaction Expenses. The Company represents and warrants that its good faith estimate as of the date hereof of the Company Transaction Expenses are as set forth on Section 4.29 of the Company Disclosure Letter.

Section 4.30.      No Other Representations and Warranties. (a) Except for the representations and warranties set forth in this Article 4, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b)             Each of Parent and Merger Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives or Affiliates.

Article 5
Representations and Warranties of Parent

Subject to Section 11.06, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01.      Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of Parent and Merger Subsidiary have made available to Company a true and correct copy of the certificate of incorporation and bylaws, each, as amended to date, of Parent and Merger Subsidiary. Neither Parent nor Merger Subsidiary is not in violation of any of the provisions of its certificate of incorporation or bylaws. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.      Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary.

Section 5.03.      Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) such filings and actions as may be required under the 1934 Act and any other applicable state or federal securities laws and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.      Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Subsidiary, (b) assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated hereby) compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, with or without notice, lapse of time or both, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.      Disclosure Documents. The information supplied by Parent for inclusion in the Information Statement or Proxy Statement, as applicable will not, at the time the Information Statement or Proxy Statement, as applicable and any amendments or supplements thereto is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Information Statement or Proxy Statement, as applicable based upon information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.

Section 5.06.      Finders’ Fees. Except for JP Morgan Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07.      Financing. (a) Parent has delivered to the Company true and complete copies of (i) a fully executed commitment letter, together with the exhibits and schedules thereto (the “Debt Commitment Letter”) from Credit Suisse Securities (USA) LLC and Wells Fargo Bank National Association confirming their respective commitments to provide Merger Subsidiary with debt financing in connection with the transactions contemplated hereby (the “Debt Financing”), subject to the terms and conditions set forth therein and (ii) a fully executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing

Commitment Letters”) from Rhône Partners V L.P. and Rhône Offshore Partners V L.P. confirming the respective counterparties’ commitments to provide Parent with equity financing in connection with the transactions contemplated hereby (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, neither Parent nor any of its Affiliates is a party to any side letter or other agreement, contract or other arrangement or related to the funding of the Financing that could adversely affect the availability of the Financing on the date of the Closing, other than as expressly set forth in the Financing Commitment Letters and any fee letters or engagement letters related to the Debt Commitment Letter.

(b)             The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto. As of the date hereof, the Debt Commitment Letter is in full force and effect to the knowledge of Parent and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. As of the date hereof, none of the Financing Commitment Letters have been amended or modified in any respect, and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. Assuming the satisfaction of the conditions to Closing in this Agreement and the accuracy of the representations and warranties set forth in Sections 4.05, 4.07, 4.08, 4.11 and 4.20, in each case, in all material respects (i) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material default or material breach on the part of Parent or Merger Subsidiary under any Financing Commitment Letter and (ii) Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition of the Financing, or that the Financing will not be made available to Merger Subsidiary at the Closing. There are no conditions precedent to the funding of the full amount of the Financings other than the conditions precedent set forth in the Financing Commitment Letters. Subject to the terms and conditions of the Financing Commitment Letters and assuming the accuracy of the representations set forth in Sections 4.05, 4.07, 4.08, 4.11 and 4.20 the performance by the Company and its Subsidiaries of their obligations under this Agreement, in each case, in all material respects, the aggregate proceeds of the Financings, together with cash otherwise available to Parent, will be sufficient to pay the Aggregate Merger Consideration and all other cash amounts required to be paid in connection with the consummation of the transactions as required by this Agreement. Parent has fully paid any and all commitment fees or other fees required by the Financing Commitment Letters to be paid by it on or prior to the date of this Agreement.

Section 5.08.      Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 4 of this Agreement (for this purpose, such representations and warranties shall be true and correct in all material respects) and (c) that the Company and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to the Effective Time, and (d) after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing, the payment of the Aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be

Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.09.      Ownership of Company Stock. Neither Parent nor any of its affiliates (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, beneficially owns (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) five percent (5%) or more of the outstanding shares of Company Stock or other securities of the Company (assuming for this purpose the full exercise of any options, warrants or other rights to acquire Company Stock or other securities of the Company held by such persons).

Article 6
Covenants of the Company

The Company agrees that:

Section 6.01.      Conduct of the Company. Except as set forth in Section 6.01 of the Company Disclosure Schedule or from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, including, without limitation, maintaining in good standing all liquor licenses and making timely payments to licensed alcohol wholesale distributors in the ordinary course of business, and use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)             amend its articles of incorporation, bylaws or other similar organizational documents;

(b)             (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c)             (i) issue, grant, deliver or sell, or authorize the issuance, grant, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities or any Voting Debt, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those Company Stock Options on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d)             Merge or consolidate with any Person, except for any such transactions solely among wholly owned Subsidiaries of the Company not in violation of any instrument binding on the Company or any of its Subsidiaries that would not reasonably be expected to result in a material increase in the net Tax liability of the Company and its Subsidiaries, taken as a whole;

(e)             acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (i) pursuant to contracts or commitments existing as of the date hereof or (ii) in the ordinary course of business (it being understood and agreed that the acquisition of all or substantially all of the assets of any Person is not in the ordinary course of business);

(f)             sell, lease or otherwise transfer any of its material assets, securities, properties, interests or businesses, or create or otherwise incur any Lien (other than a Permitted Lien) on any material asset other than (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

(g)             make any material loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business up to $5,000,000 in the aggregate or (ii) to or between wholly-owned direct or indirect Subsidiaries of the Company;

(h)             establish, adopt, terminate or amend (except as required by Applicable Law) any Company Labor Agreement (or any agreement that would be a Company Labor Agreement had it been entered into prior to this Agreement);

(i)             renew, amend or modify, in any material respect, terminate, or otherwise waive or release any material right, claim or benefit in respect of, any Material Contract, Real Property Lease or Property Development Contract, enter into any contract, agreement, arrangement, commitment or understanding that would have been a Material Contract, Real Property Lease or Property Development Contract had it been entered into prior to the execution of this Agreement other than renewals and extensions of Material Contracts in the ordinary course of business;

(j)             fail to provide updates to Parent in a reasonably timely manner with respect to any material developments regarding the renewal of any Real Property Lease, or fail to consult with and consider the input of Parent, in good faith, with regard to any such renewal;

(k)             incur any Indebtedness or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries, other than (i) any Indebtedness incurred in the ordinary course of business consistent with past practices pursuant to the Company Credit Agreement or in respect of swaps or hedging contracts, in an aggregate amount not to exceed $5,000,000 outstanding at any time (in addition to amounts outstanding thereunder as of the date of this Agreement as disclosed to Parent) or (ii) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(l)             create, incur or suffer to exist any Lien (except for Permitted Liens);

(m)             except as required pursuant to the terms of any Company Employee Plan in effect as of the date hereof and set forth in Section 6.01(m) of the Company Disclosure Schedule, or as otherwise required by Applicable Law, (i) increase compensation (including incentive compensation) or benefits (including severance benefits) payable to any director, officer or employee of the Company or any of its Subsidiaries, (ii) become a party to, establish, adopt, materially amend, commence participation in or terminate any Company Employee Plan or any arrangement that would have been a Company Employee Plan had it been entered into prior to the date hereof, (iii) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Employee Plan, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Employee Plan (v) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any current or former employee, officer or director of the Company or any of its Subsidiaries (vi) hire or appoint any director, executive officer or any other individual with annual base salary or base wages in excess of $150,000 or (vii) terminate the employment or service of any director or executive officer, or any other employee of the Company or any of its Subsidiaries whose annual base salary or base wages exceeds $150,000, in each case other than for cause.

(n)             change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(o)             except to the extent required by Applicable Law, make, change or rescind any Tax election, adopt or change any accounting method for Tax purposes that has a material effect on Taxes, change any annual Tax accounting period, agree to any extension or waiver of the statute of limitations relating to a material amount of Taxes, file any amendment to any Tax Return in respect of a material amount of Taxes, enter into any closing agreement, take any action to surrender any right to claim a material Tax refund, or settle or compromise any material Tax claim, audit or assessment, or take any position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with positions taken in preparing or filing similar Tax Returns in prior periods;

(p)             initiate, settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(q)             make or authorize any capital expenditures materially in excess of the amount reflected in the Company’s annual capital expenditure budget attached to Section 6.01(q) of the Company Disclosure Schedule;

(r)             transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Owned Company IP, other than (i) pursuant to contracts or binding commitments existing as of the date hereof or (ii) in the ordinary course of business and consistent with past practice;

(s)             fail to use commercially reasonable efforts to renew or maintain the insurance policies of the Company and its Subsidiaries or comparable replacement policies;

(t)             adopt, enter into or effect any plan of complete or partial liquidation, dissolution, reorganization or restructuring;

(u)             take any action or fail to take any action, in each case, in bad faith, that is intended to, prevent, materially delay or materially impede the ability of any party to this Agreement to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof; or

(v)             agree, resolve or commit to do any of the foregoing.

Section 6.02.      Stockholder Written Consent; Company Stockholder Meeting; Preparation of the Information Statement or Proxy Statement. (a) Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit the form of Stockholder Written Consent attached hereto as Exhibit A (the “Stockholder Written Consent”) to the THL Investors and each of the Company’s directors and executive officers, (each, a “Written Consent Party” and collectively the “Written Consent Parties”) (who collectively hold, in the aggregate, 17,474,432 shares of Company Stock). As soon as reasonably practicable after the Stockholder Written Consent has been duly executed by the Written Consent Parties in respect of their respective shares of Company Stock (which represent more than a majority of the outstanding shares of Company Stock) and is delivered to the Company in accordance with Section 228 of Delaware Law, the Company shall deliver to Parent a copy of the Stockholder Written Consent in accordance with Section 11.01 of this Agreement. In the event that the Company Stockholder Approval is obtained in accordance with this Section 6.02(a), the Company shall, as promptly as practical thereafter, and in any event within ten calendar days, file with the SEC an information statement in preliminary form of the type contemplated by Regulation 14C promulgated under the 1934 Act, prepared by the Company in consultation with Parent and its counsel as provided in Section 8.03(b) and describing this Agreement and the Merger and the other transactions contemplated hereby. In connection with the Stockholder Written Consent, the Company shall take all actions necessary to comply, and shall comply in all material respects, with Applicable Law, including Section 228 and Section 262 of Delaware Law, the Certificate of Incorporation and the By-Laws of the Company and the 1934 Act, including Regulation 14C and Schedule 14C promulgated thereunder, as applicable.

(b)             If the Company Stockholder Approval is not obtained in accordance with Section 6.02(a) within 24 hours after the execution and delivery of this Agreement by the parties hereto (a “Written Consent Failure”) (a) Parent shall have the right to terminate this Agreement as set forth in Section 10.01(c)(ii).

(c)             In the event that Parent does not terminate this Agreement pursuant to Section 10.01(c)(ii), the Company shall, as promptly as practicable after five Business Days following the date on which the Written Consent Failure occurs (the “Written Consent Failure Termination Period”) (i) cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03, the Board shall (ii) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (iii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iv) otherwise comply with all legal requirements applicable to such meeting; and prepare; and (v) file with the SEC, a Proxy Statement in preliminary form of the type contemplated by Regulation 14A promulgated under the 1934 Act in consultation with Parent and its counsel as provided in Section 8.03(b) and describing this Agreement and the Merger and the other transactions contemplated hereby. In connection with the Company Stockholder Meeting, the Company shall take all actions necessary to comply, and shall comply in all material respects, with Applicable Law, including Delaware Law, the Certificate of Incorporation and the By-Laws of the Company and the 1934 Act, including Regulation 14A and Schedule 14A promulgated thereunder, as applicable.

Section 6.03.      No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation

(or recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal; provided, however, that, notwithstanding anything to the contrary in this Agreement, the parties understand and agree that the Board has waived prior to entry into this Agreement any provisions in any agreements to which the Company and/or its Subsidiary(ies) are a party that prohibit the counterparty thereto from confidentially requesting the Company to amend or waive the standstill provision in such agreement (i.e., a “don’t ask to waive” provision) to the extent necessary (and only to such extent) to enable such counterparty to communicate confidentially an Acquisition Proposal to the Board.

(b)             Exceptions. Notwithstanding Section 6.03(a), at any time prior to the adoption of this Agreement by the Company’s stockholders by written consent or at a meeting duly called by the Company for such purpose:

(i)            the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that has made after the date of this Agreement a bona fide Acquisition Proposal that did not result from a breach of Section 6.03(a) and that the Board reasonably believes could be expected to lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the confidentiality agreement dated November 20, 2017 between the Company and Parent (as amended, the “Confidentiality Agreement”); provided that (1) such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable, and (2) all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take; and

(ii)            (A) the Board may make an Adverse Recommendation Change; and/or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal.

provided, that the Board may not take any actions under clause (ii) above unless (C) (1) the Company has received an Acquisition Proposal that did not result from a breach of Section 6.03(a) (and such proposal is not withdrawn) and the Board determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such Acquisition Proposal constitutes a Superior

Proposal (as defined below) or (2) an Intervening Event shall have occurred and the Board determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that continuing to recommend this Agreement would be inconsistent with its fiduciary duties under Applicable Law, (D) the Company gives Parent at least four (4) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including (1) in the case of an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal and any amendment or modification thereof or (2) in the case of an Intervening Event, the nature of the Intervening Event in reasonable detail) and (E) at the end of such notice period, the Board takes into account any amendment or modification to this Agreement proposed by Parent (which shall be negotiated in good faith by the Company) and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under Applicable Law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.03(b)and will require a new notice period as referred to in this Section 6.03(b), except that all references in this Section 6.03(b) to four (4) Business Days shall be deemed to be one (1) Business Day.

In addition, nothing contained herein shall prevent the Board from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03 or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act; it being understood that that any such action taken or statement made shall be deemed to be an Adverse Recommendation Change unless the Board reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c)             Required Notices. The Board shall not take any of the actions referred to in this Section 6.03 unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than two Business Days) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, including of the material terms and conditions thereof, and shall, at Parent’s request, use its reasonable best efforts to keep Parent informed as to the status (including changes to the material terms) of such Acquisition Proposal. The Company shall also notify Parent promptly (but in no event later than two Business Days) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that could reasonably be expected to make, or has made, an Acquisition Proposal.

(d)             Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Superior Proposal” means a bona fide, unsolicited (except to the extent solicited prior to February 8, 2018) Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation, are more favorable to the Company’s stockholders than as provided hereunder;

(ii)            “Intervening Event” means any event, change, effect or development occurring or arising after the date of this Agreement that (i) was not known, or reasonably foreseeable, to the Board as of or prior to the date of this Agreement and did not result from a breach of this Agreement by the Company and (ii) does not relate to or involve an Acquisition Proposal.

(e)             Obligation to Terminate Existing Discussions. The Company shall, shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal.

Section 6.04.      Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the officers, offices, properties, books and records of the Company and its Subsidiaries, provided such access shall not include sampling of indoor or outdoor air or other environmental or building media, without the prior written consent of the other party, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

Section 6.05.      Repatriation of Brazilian Cash. To the extent requested by the Parent, the Company and its Subsidiaries shall cooperate in good faith and use their respective commercially reasonable efforts to repatriate cash, as requested by the Parent, to the United States from Brazil (including by direct or indirect transfers of cash, dividends or intercompany loans), in as tax- and cost-efficient a manner as reasonably practicable, with a view to maximizing the amount of the Company’s cash held in the United States and leaving only $5,000,000 million in Brazil at current exchange rates, at least two Business Days prior to the Closing, it being understood that actions taken by the Company and its subsidiaries in accordance with this Section 6.05 shall not be a breach of the representations, warranties, covenants or agreements of the Company hereunder.

Article 7
Covenants of Parent; Employee Matters Covenants

Parent agrees that:

Section 7.01.      Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action, in each case, in bad faith, that is intended to, prevent, materially delay or materially impede the ability of Parent and Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof.

Section 7.02.      Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03.      Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at such Company Stockholder Meeting.

Section 7.04.      Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)             For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof.

(b)             For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)             Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim arising from facts or events that occurred prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for either the extension or replacement policies described in this Section 7.04(c) an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.04(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain as much coverage as is available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)             Parent and the Surviving Corporation shall pay on an as-incurred basis the reasonable out of pocket fees and expenses of such Indemnified Person (including the reasonable out of pocket fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

(e)             If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(f)             The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other

Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries identified in Section 7.04(f) of the Company Disclosure Schedule. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.05.      Employee Matters. Parent agrees and, with respect to Section 7.05(e) and Section 7.05(f), the Company agrees that:

(a)             For a period of twelve (12) months following the Effective Time (the “Continuation Period”), Parent shall provide or cause the Surviving Corporation to provide (i) to each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and who continues to be employed immediately following the Effective Time by Parent or the Surviving Corporation or any Subsidiary thereof (each, a “Continuing Employee”), (A) salary that is no less favorable than that provided to such Continuing Employee immediately prior to the Effective Time and (B) severance benefits that are substantially comparable to those provided to such Continuing Employee as in effect at the date hereof and disclosed to Parent prior to the date hereof and (ii) to Continuing Employees (A) target incentive opportunities that are that are substantially the same in the aggregate as the target incentive opportunities (excluding any equity or equity-based compensation) provided to such Continuing Employees immediately prior to the Effective Time and (B) employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employees by the Company and/or its Subsidiaries immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all plans of Parent, the Surviving Corporation or their respective Affiliates (“Surviving Corporation Plans”) to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Continuing Employee participates immediately prior to the Effective Time.

(b)             With respect to all Surviving Corporation Plans, including any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Effective Time, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to procure that, for purposes of determining eligibility to participate, vesting and benefit accrual, such Continuing Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with Parent and its Affiliates to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any analogous Company Employee Plan; provided, that the foregoing shall not apply with respect to any defined benefit pension plan, post-employment medical plan, or to the extent that it would result in any duplication of benefits for the same period of service.

(c)             With respect to any health and welfare plan maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Effective Time, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to (i) waive, or cause to be waived, preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of each Continuing Employee (and his or her eligible dependents) and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which each Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Effective Time.

(d)             With respect to any Continuing Employees whose principal place of employment is outside of the United States, Parent’s obligations under this Section 7.05 shall be modified to the extent necessary to comply with Applicable Law where such Continuing Employees primarily perform their duties.

(e)             The Company agrees that, prior to making any formal written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company or its Subsidiary, as applicable, shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company or its Subsidiary shall consider in good faith any such comments that are provided on a reasonably timely basis.

(f)             The Company agrees that, prior to the Effective Time, the Company and each of its Subsidiaries shall comply with any Applicable Law or other requirement (whether statutory or pursuant to a Company Labor Agreement or any other written agreement with, or the constitution of, any works council or other employee body), to inform, consult with, or obtain the consent or approval of, any employees, a relevant trade union or works council or any other employee representatives in relation to the transactions contemplated by this Agreement (collectively, the “Consultation Obligations”). Parent agrees that it shall provide the Company and each of its Subsidiaries with accurate and timely information necessary for the Company and each of its Subsidiaries to satisfy the Consultation Obligations.

Notwithstanding anything herein to the contrary, all provisions contained in this Section 7.05 are included for the sole benefit of Parent and the Surviving Corporation, and nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Employee Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Parent, the Surviving Corporation or their respective Affiliates to amend, terminate or otherwise modify any Company Employee Plan, Surviving Corporation Plan or other employee benefit plan, agreement or other arrangement following the Effective Time or (iii) shall confer upon any other Person who is not a party to this Agreement any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Article 8
Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01.      Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including all approvals, consents, registrations, permits, authorizations and other confirmations in respect of the Liquor Licenses, Material Contracts, Real Property Leases the Mexico JV Agreement, the Middle East JV Agreement or other agreement listed or required to be listed in Section 4.03 or Section 4.04 of the Company Disclosure Schedule and any other agreement notified by Parent to the Company.

(b)             In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act within 10 Business Days of the date hereof with respect to the transactions contemplated hereby and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c)             Notwithstanding anything in this Agreement to the contrary, the Company, Parent and Merger Subsidiary agree, to take any and all steps, and to make any and all undertakings, necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation laws that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the consummation of the transactions contemplated hereby and thereby to occur as soon as reasonably possible (and in any event, no later than the End Date), including proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of the Company, Parent, Merger Subsidiary or after the Effective Time, the Surviving Corporation or otherwise taking or committing to take actions that limit the Company, Parent or Merger Subsidiary’s, or, after the Effective Time, the Surviving Corporation’s freedom of action with respect to, or their ability to retain or operate, any of the businesses, product lines or assets of the Company, Parent or Merger Subsidiary or, after the Effective Time, the Surviving Corporation, in each case, as may be required in order to avoid the adoption or entry of, or to effect the dissolution or lifting of, any decisions, injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement. Further, and for the avoidance of doubt, the Company and Parent will, and Parent will cause Merger Subsidiary, and, following the Effective Time, the Surviving Corporation, to take, any and all actions necessary in order to ensure that no (x) requirement for any non-action, consent or approval of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other similar antitrust or competition Governmental Authority, (y) decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding relating to antitrust or competition law, or (z) other matter relating to any antitrust or competition law would preclude the Closing by the End Date; provided, however, for the avoidance of doubt, that nothing in this Agreement, including this Section 8.01, shall require the Company, Parent or Merger Subsidiary or their Affiliates that are investment funds to take any actions (or refrain from making any investments) with respect to portfolio companies of any of the foregoing’s Affiliates which are investment funds.

(d)             Subject to Applicable Law relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Authority consistent with its obligations hereunder; provided that the Company shall have the right to review in advance, consult and coordinate with Parent, and each party shall consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

Section 8.02.      Financing. (a) Each of Parent and Merger Subsidiary acknowledges and agrees that neither the Company nor any of its Subsidiaries shall be required under this Section 8.02 to incur any liability to any Person under or with respect to, the Financing, or any cooperation provided pursuant to this Section 8.02, prior to the Closing that is not contingent on the Closing or for which Parent is not obligated to reimburse or indemnify the Company or its Subsidiaries under this Agreement. Parent and Merger Subsidiary shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding involving a third party claim) suffered or incurred by any of them directly or indirectly relating to, arising out of or resulting from any cooperation requested by Parent pursuant to this Section 8.02, and/or the provision of information utilized in connection therewith to the fullest extent permitted by Applicable Law.

(b)             Each of Parent and Merger Subsidiary shall use its reasonable best efforts to take, or cause to be taken, all actions necessary or desirable to (i) subject to the other terms and provisions of this Agreement, arrange and obtain the proceeds of the Financing at Closing on the terms and conditions described in the Financing Commitment Letters to the extent the proceeds thereof are needed to pay the Aggregate Merger Consideration and to pay all other cash amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitment Letters (including the flex provisions thereof) (the “Financing Agreements”), which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, and (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Subsidiary or their respective Affiliates under the Financing Agreements (including the consummation of the Equity Financing) that are within their control (other than, for the avoidance of doubt, any condition where the failure to be so satisfied results from the Company’s failure to deliver the Required Information or otherwise comply with its obligations hereunder). Notwithstanding the foregoing, Parent may substitute the Debt Financing contemplated by the Commitment Letter with an alternative debt financing of its choosing, whether with the same and/or alternative financing sources (any such substitute financing, a “Permitted Alternative Financing”), so long as such substitution does not reduce the aggregate amount of Debt Financing, would not reasonably be expected to delay or prevent the Closing or make the timely funding of the Debt Financing materially less likely to occur to the extent needed to consummate the Merger and would not impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Company) the conditions precedent to the Debt Financing as set forth in Debt Commitment Letters, in each case in any material respect. For purposes of this Agreement, all references to Debt Financing shall be deemed to include any Alternative Financing (as defined below), and all references to Financing Sources shall include the persons providing or arranging, underwriting or placing any Alternative Financing.

(c)             Parent and Merger Subsidiary shall use, and shall cause their Affiliates to use, its and their reasonable best efforts to cause the lenders that are party to the Debt Commitment Letters and any other Persons providing Financing to fund, at the Closing, the full amount of the Financing required to consummate the transactions contemplated by this Agreement and the Financing Commitment Letters on and subject to the terms and conditions set out in the Debt Commitment Letter, if all conditions to Closing contained in Article 9 are satisfied or waived (other than those conditions that (x) by their terms are to be satisfied at the Closing or (y) shall be satisfied or waived upon funding). Parent and Merger Subsidiary expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the transactions contemplated hereby, are not subject to, or conditioned on, receipt of financing.

(d)             Subject to the following sentence, Parent and Merger Subsidiary shall not, and shall cause their Affiliates not to, amend, alter or waive, or agree to amend, alter or waive, any term or provision of the Financing Commitment Letters without the written consent of the Company unless (in the case of the Debt Commitment Letters only) such amendment, alteration or waiver would not reduce the aggregate amount of Debt Financing, or impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Company) the conditions precedent to the

Debt Financing as set forth in Debt Commitment Letters and would not be reasonably be expected to delay or prevent the Closing or to make the funding of the Debt Financing less likely to occur to the extent needed to consummate the Merger (it being understood that Parent may amend or supplement the Commitment Letter (and the related fee and engagement letters) on one or more occasions to add additional arrangers, bookrunners, agents, other titled persons and lenders in accordance with the terms of the Commitment Letter or replace the Financing with Permitted Alternative Financing). If Parent becomes aware that any portion of the Debt Financing becomes or could become unavailable in the manner or from the sources contemplated in the Debt Commitment Letters and such portion is reasonably required to fund the amounts contemplated to be paid by Parent and Merger Subsidiary pursuant to this Agreement, (i) Parent shall promptly (and in any event within three Business Days) so notify the Company and (ii) Parent and Merger Subsidiary shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable (any such financing, together with Permitted Alternative Financing, the “Alternative Financing”) (provided, that the consent of the Company (not to be unreasonably withheld) shall be required in connection with any Alternative Financing if such Alternative Financing imposes new or additional conditions or expands upon (or amends or modifies in any manner adverse to the interests of the Company) the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 8.02 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees or any interest rates applicable to the Financing in excess of those contemplated by the Debt Commitment Letter and the related fee letter (taking into account the market flex provisions) and engagement letter or require Parent to agree to other terms and conditions less favorable to Parent than those set forth in the Debt Commitment Letter). If and to the extent that the Financing is supplemented or superseded by any such Alternative Financing, Parent shall deliver to the Company true and complete copies of all commitments or definitive agreements with respect to such alternative financing, and the terms “Debt Financing”, “Financing”, “Financing Agreements”, “Debt Commitment Letter” and “Financing Commitment Letters” shall each be deemed to be modified, mutatis mutandis, to refer to such Alternative Financing and any commitments or definitive agreements with respect thereto.

(e)             Parent shall (i) furnish to the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution, to the extent executed prior to Closing (provided, that such Financing Agreements may be redacted in a customary manner to omit the fee amounts and the flex provisions provided therein and other information customarily redacted in such Financing Agreements), (ii) give the Company prompt notice of any material breach or threatened material breach by any party of any of the Financing Commitment Letters, the Financing Agreements or any related fee or engagement letter of which Parent or Merger Subsidiary becomes aware or any termination or threatened termination thereof and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing.

(f)             The Company shall and shall cause its Subsidiaries to use its and their reasonable best efforts to cause its and their respective Representatives to, cooperate with

Parent in connection with arranging, obtaining and syndicating the Debt Financing as may be reasonably requested by Parent; provided that such requested cooperation would not reasonably be expected to unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries. Such cooperation by the Company shall include, at the reasonable request of Parent, using reasonable best efforts to, (i) promptly furnishing Parent and its Financing Sources with audited financial statements of the Company, for the fiscal years ending on December 31, 2017, January 1, 2017 and January 3, 2016 and quarterly unaudited financial statements of the Company, for each subsequent fiscal quarter other than the fourth quarter ended at least 60 days before the date of the Closing, in each case, with comparative financial information for the equivalent period of the prior year (the “Required Information”), (ii) making senior management of the Company available at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one meetings or conference calls with the parties acting as agents, arrangers or underwriters for, and prospective lenders or other providers of, the Debt Financing), presentations, rating agency presentations and due diligence sessions, (iii) assisting Parent and its Financing Sources in the preparation of (x) syndication documents and marketing materials including customary information memoranda, lender presentations and other marketing documents (including “public side” versions thereof), and similar documents for any portion of the Debt Financing, and (y) materials for rating agency presentations, (iv) to the extent applicable, obtaining and providing representation and authorization letters and arranging for customary auditor consents for use of the Required Information and other financial data in the marketing documentation, (v) assisting in obtaining corporate and facility credit ratings, (vi) providing, at least seven business days prior to Closing, information as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, (vii) assisting in the negotiation and preparation of any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees, security agreements, customary closing certificates and other certificates, letters and documents as may reasonably be requested by Parent (including exhibits and schedules thereto), in each case contemplated in connection with the Debt Financing (provided that no obligation under any such agreement, pledge or grant executed by the Company or any of its subsidiaries shall be effective until the Closing) and (ix) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the date of the Closing of all existing Indebtedness of the Company or any of its subsidiaries contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the date of the Closing, including the Company Credit Agreement (subject to receipt from Parent of the funds necessary to effectuate the pay-off contemplated by such payoff letters, lien terminations and instruments of discharge).

(g)             Parent shall from time to time (and upon request by the Company) promptly reimburse the Company’s and its Subsidiaries’ reasonable out-of-pocket expenses and costs (including reasonable out-of-pocket auditor’s and outside attorney’s fees and expenses) incurred in connection with this Section 8.02 (provided that such reimbursement shall not include general auditor and legal expenses the Company would have incurred regardless of whether cooperation was requested pursuant to this Section 8.02). Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing prior to the Closing that is not contingent on the Closing or for which Parent is not obligated to reimburse or indemnify the Company or its Subsidiaries under this Agreement.

Section 8.03.      Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Information Statement or Proxy Statement, as applicable (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Information Statement or Proxy Statement, as applicable, and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)             Parent and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement or Proxy Statement, as applicable, each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Information Statement or Proxy Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given by the Company), including by participating with the Company or its counsel in any discussions or meetings with the SEC. The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to any and all comments received on the Information Statement or Proxy Statement, as applicable, from the SEC.

Section 8.04.      Public Announcements. The initial press release regarding the Merger shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party.

Section 8.05.      Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06.      Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)             any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)             any notice or other communication from any Governmental Authority in connection with the Merger or any of the other transactions contemplated by this Agreement;

(c)             any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger;

(d)             any significant events relating to (i) food borne illnesses alleged to have resulted from dining at the restaurants of or (ii) significant recalls implicating, in each case, the Company and its Subsidiaries; and

(e)             any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that no such notification or the failure to provide such notification shall in and of itself affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder or result, in and of itself, in the failure of a condition set forth in Article 9.

Section 8.07.      Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from NASDAQ and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.08.      Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.09.      Stockholder Litigation. The Company shall give Parent the opportunity to consult with the Company prior to the Effective Time and keep Parent reasonably apprised on a prompt basis with respect to the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger and the other transactions contemplated by this Agreement. No such settlement shall be agreed to without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed.

Article 9
Conditions to the Merger

Section 9.01.      Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)             the Company Stockholder Approval shall have been obtained;

(b)             no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect;

(c)             any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(d)             all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger (including any Governmental Authority having authority over the sale of alcohol) shall have been taken, made or obtained.

Section 9.02.      Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time by Parent of the following further conditions:

(a)             the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)             each of the representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c)             each of the Company Fundamental Representations shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) (and except, in each case, for any insignificant inaccuracy);

(d)             since the date of this Agreement there shall not have been any change, effect, event or occurrence of fact that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(e)             Parent shall have received a certificate, signed by an executive officer of the Company, to the effect that the conditions set forth in clauses (a), (b), (c) and (d) of this Section 9.02 have been satisfied.

Section 9.03.      Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following further conditions:

(a)             each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)             the representations and warranties of Parent contained in this Agreement (other than the Parent Fundamental Representations) or in any certificate or other writing delivered by Parent pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c)             each of the Parent Fundamental Representations shall be true and correct at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) (and except, in each case, for any insignificant inaccuracy); and

(d)             the Company shall have received a certificate, signed by an executive officer of the Parent, to the effect that the conditions set forth in clauses (a), (b) and (c) of this Section 9.03 have been satisfied.

Article 10
Termination

Section 10.01.  Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)             by mutual written agreement of the Company and Parent;

(b)             by either the Company or Parent, if:

(i)            the Merger has not been consummated on or before June 19, 2018 (the “End Date”); provided however that if on the initial End Date the condition set forth in Section 9.01(c) is not satisfied but all the other conditions to Closing set forth in Article 9 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied), then Parent or the Company may, by providing written notice to the other prior to 5:00 p.m., New York time, on such initial End Date, extend the End Date to August 17, in which case the End Date shall be deemed for all purposes to be such later date; provided further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been a substantial cause of the failure of the Merger to be consummated by such time;

(ii)            there shall be any restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, and such injunction, order or other legal restraint has become final, binding and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be in material breach of Section 8.01 (Reasonable Best Efforts) or any other provision of this Agreement; or

(iii)            if the Stockholder Written Consent has not been obtained, at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c)             by Parent,

(i)            if an Adverse Recommendation Change shall have occurred, or the Company shall have breached (other than immaterial breaches) its obligations under Section 6.03; or

(ii)            upon written notice to the Company, in the event of a Written Consent Failure; provided that if Parent has not terminated this Agreement pursuant to this Section 10.01(c)(ii) within the Written Consent Failure Termination Period, Parent shall no longer have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii);

(iii)            if the Parent is not in material breach of its obligations under this Agreement, upon written notice to the Company if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.02 and (ii) is not cured, or is incapable of being cured, by the Company within the earlier of (x) 45 calendar days following receipt of written notice of such breach or failure to perform from Parent or (y) the End Date.

(d)             by the Company, if:

(i)            the Board authorizes the Company, subject to complying with the terms of this Agreement, to pursue and negotiate a Superior Proposal; or

(ii)            if all of the conditions set forth in Article 9 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), the Company has given written notice to Parent and Merger Subsidiary that it is prepared to consummate the Closing and Parent and Merger Subsidiary fail to consummate the transactions contemplated by this Agreement on the date that the Closing should have occurred pursuant to Section 2.01; or

(iii)            if the Company is not in material breach of its obligations under this Agreement, upon written notice to Parent if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.03 and (ii) is not cured, or is incapable of being cured, by Parent within the earlier of (x) 45 calendar days following receipt of written notice of such breach or failure to perform from the Company or (y) the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that:

(a)             The provisions of this Section 10.02 and Sections 8.02(a), 8.02(f) (the second last sentence only), 8.04, 8.06, Article 11 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01.

(b)             Subject only to Section 11.14, the Parent Termination Fee and the Company Termination Fee shall be deemed to be liquidated damages and the sole remedy for any and all losses or damages suffered or incurred by the Company and its Affiliates (in the case of the Parent Termination Fee) and the Parent and Merger Subsidiary and their respective Affiliates (in the case of the Termination Fee) in connection with this

Agreement, the Merger or the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for any termination of this Agreement or for any breach or failure to perform under this Agreement (in each case, whether willfully, intentionally, unintentionally or otherwise) other than in the event of Willful Breach or Fraud. Neither the Company nor its Affiliates nor Parent nor Merger Subsidiary nor any of their Affiliates nor any of the Financing Sources shall have any other liability in connection with a termination under or arising out of this Agreement, the Merger or the other transactions contemplated hereby.

Article 11
Miscellaneous

Section 11.01.  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:

Fogo de Chão, Inc.

5908 Headquarters Drive, Ste. K200

Plano, TX 75024

Attention:	Lawrence Johnson, Chief Executive Officer

Facsimile No.: (972) 960-9877

E-mail: l.johnson@fogo.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	John H. Butler

Facsimile No.: (212) 701-5083

E-mail: john.butler@davispolk.com

if to Company Sponsor, to:

Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, Massachusetts 02110

Attention:	Shari Wolkon
Douglas A. Haber
Jeff T. Swenson
Facsimile No.:

E-mail:	SWolkon@thl.com
DHaber@thl.com
JSwenson@thl.com

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael J. Aiello
Telephone: +1-212-310-8007
E-mail: michael.aiello@weil.com

if to Parent or Merger Subsidiary, to:

c/o Rhône Capital L.L.C.
630 Fifth Avenue, Suite 2710
New York, New York 10111

Attention:	Eytan Tigay
Lucas Flynn
E-mail:	Tigay@rhonegroup.com
Flynn@rhonegroup.com

with a copy to:

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

United Kingdom

Attention: Richard A. Pollack

Facsimile No.: +44-20-7959-8950

E-mail: pollackr@sullcrom.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.  Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.04, 8.04, 8.05 and 8.09 and this Article 11.

Section 11.03.  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and similar Taxes and fees (including penalties and interest) incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by Parent when due.

Section 11.04.  Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b)             No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(c)             Notwithstanding anything herein to the contrary, it is agreed that each of the Financing Sources is a third-party beneficiary of the provisions of each of Section 10.02(b), 11.04(c), 11.05(f), 11.07, 11.08, 11.09, 11.10, 11.15 and 11.16, and such provisions (and any definition or provision of this Agreement to the extent an amendment, modification, supplement or waiver of such definition or provisions would modify the substance of any of the foregoing provisions) shall not be amended in a manner adverse to the Financing Sources without the prior written consent of such Financing Sources.

Section 11.05.  Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)             Termination Fee.

(i)            If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i), then, in each case, the Company shall pay or cause to be paid to Parent in immediately available funds $17,874,215.69 (the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii)            If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, the Company shall have entered into an agreement with respect to, or shall have consummated a transaction contemplated by, an Acquisition Proposal or an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board or its stockholders, and (C) within 12 months following the date of such termination, the Company or any of its Subsidiaries enters into an agreement with respect to, or shall have consummated a transaction contemplated by, an Acquisition Proposal (provided that for purposes of this clause (C), each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(c)             If this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii), then, in each case, Parent shall pay or cause to be paid to the Company in immediately available funds $29,790,359.49 (the “Parent Termination Fee”) within two Business Days after such termination, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d)             Each party acknowledges that the agreements contained in this Section 11.05 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails promptly to pay any amount due pursuant to this Section 11.05, it shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against the paying party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e)             Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company (other than in the case of Fraud or Willful Breach), at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(f)             The Company agrees that, upon any termination of this Agreement under circumstances where the Parent Termination Fee is payable by Parent and such Parent Termination Fee is paid in full, the Company shall be precluded from any other remedy against Parent or Merger Subsidiary (other than in the case of Fraud or Willful Breach) or any of their Affiliates (including, portfolio companies of their respective affiliates which are investment funds) and any of the Financing Sources, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Merger

Subsidiary or any of their Affiliates (including, portfolio companies of their respective affiliates which are investment funds) or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby (including the Debt Financing).

Section 11.06.  Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect or Parent, respectively, as applicable.

(b)             The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 11.07.  Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Sections 7.04, 11.04(c) and 11.14, shall inure to solely the benefit of the parties hereto and their respective successors and assigns. Except as provided in Sections 7.04, 11.04(c) and 11.14, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)             No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that any such transfer or assignment to an Affiliate of the Parent or Merger Subsidiary shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.08.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state, except that, notwithstanding the foregoing, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any Financing Source in any way relating to the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to the conflicts of law principles of such State.

Section 11.09.  Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that providing notice to such party as provided in Section 11.01 shall be deemed effective service of process on such party. Notwithstanding the foregoing, each party hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, including any dispute arising out of the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

Section 11.10.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCE ARISING OUT OF THIS AGREEMENT OR THE DEBT COMMITMENT LETTER).

Section 11.11.  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.12.  Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.13.  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14.  Non-recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against (i) Parent and the Merger Subsidiary, on the one hand, and (ii) the Company, on the other hand. None of the respective past, present or future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates (as used in this Section 11.14, including Affiliates of Parent and Merger Subsidiary that are portfolio companies of investment funds) or other Representatives of Parent, Merger Subsidiary or the Company (each such Person other than Parent, Merger Subsidiary and the Company, a “Non-Party Affiliate”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or the Merger or other transactions contemplated hereby for any claim based on, in respect of, or by reason of this Agreement, the Merger or the other transactions contemplated hereby or the negotiation or execution hereof, and each party hereto hereby waives and releases all such liabilities, claims and obligations against any such Person. Non-Party Affiliates are expressly intended as third party beneficiaries of this Section 11.14.

Section 11.15.  Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity; provided that it is acknowledged and agreed by each party that:

(i)            the Company shall only be entitled to specific performance of the Parent’s obligations to cause the Equity Financing to be funded and to consummate the Merger, and then only in the event that each of the following conditions have been satisfied: (i) all of the conditions set forth in Article 9 have been satisfied (other than those conditions that, by their terms, are to be satisfied at the Closing), (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) Parent and Merger Subsidiary fail to complete the Closing in accordance with Section 2.01, and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur; provided that, for the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligations to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded or will not be funded at the Closing if the Equity Financing is funded at the Closing;

(ii)            under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance pursuant to this Section 11.15 and either (i) payment of the Parent Termination Fee or other amounts payable pursuant to Section 11.05 or (ii) any of the remedies set forth in Section 10.01(b); and

(iii)            in no event shall the Company be entitled to, or permitted to seek, specific performance in respect of any Financing Source, and nor shall there be any right of the Company or any obligation of Parent or any of its Affiliates to enforce specifically any of its or their respective rights under any Financing Commitment Letters or any other agreements relating to the Financing, except in each case in the limited circumstances expressly set forth in this Section 11.15 with respect to the Equity Financing Sources.

Section 11.16.  Non-Recourse to Financing Sources. The Company agrees, on behalf of itself and its Affiliates and each of its Affiliates’ respective former, current or future members, stockholders, controlling persons, agents and Representatives (the “Company Related Parties”) that the Financing Sources shall not be subject to any liability or claims in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity , in contract, in tort or otherwise.

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the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

Fogo de Chão, INC.

By:	/s/ Lawrence J. Johnson
Name: Lawrence J. Johnson
Title: Chief Executive Officer

PRIME CUT INTERMEDIATE HOLDINGS INC.

By:	/s/ Lucas Flynn
Name: Lucas Flynn
Title: Vice President

PRIME CUT MERGER SUB INC.

By:	/s/ Lucas Flynn
Name: Lucas Flynn
Title: Vice President

Exhibit A

FORM OF WRITTEN CONSENT

Fogo de Chão, INC.

Written Consent of Stockholders in Lieu of a Meeting

Pursuant to Section 228 of the Delaware General Corporation Law

The undersigned stockholders listed on Schedule A hereto (each, a “Consenting Stockholder” and collectively, the “Consenting Stockholders”) of Fogo de Chão, Inc., a Delaware corporation (the “Company”), who own, as of the date of this Written Consent, beneficially own the shares of the Company’s common stock par value 0.01 per share (“Company Stock”) listed next to such Consenting Holder’s name on Schedule A, acting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and as authorized by Article 7, Section 7(c) of the Certificate of Incorporation, dated June 24, 2015 (the “Certificate of Incorporation”) and Article 2, Section 2.07 of the Amended and Restated Bylaws of the Company, dated June 24, 2015 and as amended on February 20, 2018 (the “Bylaws”), hereby irrevocably consent in writing to the following actions and the adoptions of the following resolutions in lieu of a meeting of stockholders:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 20, 2018, by and among Prime Cut Intermediate Holdings Inc. (“Parent”), Prime Cut Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Subsidiary”), and the Company, a copy of which has been provided to the undersigned Consenting Stockholders and is attached hereto as Exhibit A (capitalized terms used but not otherwise defined in this written consent have the meanings set forth in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Subsidiary will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Board has (i) unanimously determined that the Merger Agreement the Merger and the other transactions contemplated thereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby upon the terms and conditions set forth in this Agreement, (iii) unanimously resolved to recommend approval and adoption of the Merger Agreement by its stockholders upon the terms and conditions set forth in the Merger Agreement and (iv) unanimously approved, under Article 7, Section 7(c) of the Certificate of Incorporation the approval and adoption of the Merger Agreement by the Stockholders by the written consent of such stockholders without a meeting;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each share of Company Stock issued and outstanding prior to the Effective Time will be converted into the right to receive $15.75 per share of Company Stock, without interest;

WHEREAS, pursuant to Section 251 of the DGCL and Article 4 of the Certificate of Incorporation, the Merger Agreement must be adopted by the holders of a majority of the issued and outstanding Company Stock, voting together as a single class, representing a majority of all votes entitled to be cast on such matter;

WHEREAS, pursuant to Section 228 of the DGCL, Article 7, Section 7(c) of the Certificate of Incorporation and Article 2, Section 2.07 of the Bylaws the Stockholders may act by written consent where the action by written consent has been expressly approved by the Board in advance; and

WHEREAS, as of the date hereof, the Consenting Stockholders collectively beneficially own and have sole (or share only with another Consenting Stockholder) voting power over 17,474,432 shares of Company Stock, representing approximately 61.56% of the aggregate voting power of the issued and outstanding shares of Company Stock, as set forth on Schedule A and each Consenting Stockholder;

NOW, THEREFORE, BE IT RESOLVED, each Stockholder, in his, her or its capacity as a stockholder of the Company, hereby votes by written consent all of the shares of capital stock of the Company held by such Stockholder and entitled to vote thereon in favor of the adoption of the Merger Agreement and approval of the Merger and the Transactions; provided, however, that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

FURTHER RESOLVED, this written consent may be executed in two or more counterparts, each of which when so executed shall be an original, and all such counterparts shall together constitute one and the same instrument, and signatures to this written consent transmitted by facsimile or PDF copy shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

This written consent shall be effective as of the later of (x) immediately after the execution and delivery of the Merger Agreement by the parties thereto and (y) the execution and delivery of this written consent, shall be filed with the minutes of the meetings of the stockholders of the Company and shall be treated for all purposes as action taken at a meeting.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date set forth above.

Thomas H. Lee Equity Fund VI, L.P.

By: THL Equity Advisors VI, LLC, its general partner

By: Thomas H. Lee Partners, L.P., its sole member

By: Thomas H. Lee Advisors, LLC, its general partner

By: THL Holdco, LLC, its managing member

By:
Name: Todd M. Abbrecht
Title: Managing Director

Thomas H. Lee Parallel Fund VI, L.P.

By: THL Equity Advisors VI, LLC, its general partner

By: Thomas H. Lee Partners, L.P., its sole member

By: Thomas H. Lee Advisors, LLC, its general partner

By: THL Holdco, LLC, its managing member

By:
Name: Todd M. Abbrecht
Title: Managing Director

Thomas H. Lee Parallel (DT) Fund VI, L.P.

By: THL Equity Advisors VI, LLC, its general partner

By: Thomas H. Lee Partners, L.P., its sole member

By: Thomas H. Lee Advisors, LLC, its general partner

By: THL Holdco, LLC, its managing member

By:
Name: Todd M. Abbrecht
Title: Managing Director

THL Coinvestment Partners, L.P. By: Thomas H. Lee Partners, L.P., its general partner By: Thomas H, Lee Advisors, LLC, its general partner By: THL Holdco, LLC, its managing member
By:
Name: Todd M. Abbrecht
Title: Managing Director

THL Operating Partners, L.P. By: Thomas H. Lee Partners, L.P., its general partner By: Thomas H. Lee Advisors, LLC, its general partner By: THL Holdco, LLC, its managing member
By:
Name: Todd M. Abbrecht
Title: Managing Director

Great-West Investors, LP By: Great-West Investors GP Inc., its general partner By: Thomas H. Lee Advisors, LLC, its attorney-in-fact By: THL Holdco. LLC, its managing member
By:
Name: Todd M. Abbrecht
Title: Managing Director

Putnam Investments Employees’ Securities Company III, LLC

By: Putnam Investments Holdings, LLC, its managing member

By: Putnam Investments, LLC, its managing member

By: Thomas H. Lee Advisors, LLC, its attorney-in-fact

By:
Name: Todd M. Abbrecht
Title: Managing Director

THL Equity Fund VI Investors (FOGO), LLC

By: THL Equity Advisors VI, LLC, its manager

By: Thomas H. Lee Partners, L.P., its sole member

By: Thomas H. Lee Advisors, LLC, its general partner

By: THL Holdco, LLC, its managing member

By:
Name: Todd M. Abbrecht
Title: Managing Director

THL Equity Fund VI Investors (FOGO) II, LLC

By: THL Equity Advisors VI, LLC, its manager

By: Thomas H. Lee Partners, L.P., its sole member

By: Thomas H. Lee Advisors, LLC, its general partner

By: THL Holdco, LLC, its managing member

By:
Name: Todd M. Abbrecht
Title: Managing Director

Lawrence J. Johnson

George B. McGowan

Selma Oliveira

Gerald W. Deitchle

Douglas R. Pendergast

Neil Moses

SCHEDULE A TO WRITTEN CONSENT

Consenting Stockholder Shares of Common Stock

Name and Address of Stockholder	Signatory	# Shares	Voting Power (%)
Thomas H. Lee Equity Fund VI, L.P. c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	9,260,899	32.63%
Thomas H. Lee Parallel Fund VI, L.P. c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	6,270,987	22.09%
Thomas H. Lee Parallel (DT) Fund VI, L.P. c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	1,095,420	3.86%
THL Coinvestment Partners, L.P. c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	319,467	1.13%
THL Operating Partners, L.P. c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	56,070	0.20%

Great-West Investors, LP c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	48,188	0.17%

Putnam Investments Employees’ Securities Company III, LLC c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	48,012	0.17%
THL Equity Fund VI Investors (FOGO), LLC c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	45,255	0.16%
THL Equity Fund VI Investors (FOGO) II, LLC c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	5,025	0.02%
Lawrence J. Johnson c/o Fogo De Chão, Inc. 5908 Headquarters Dr, Ste. K200 Plano Texas 75024	Lawrence J. Johnson	120,566	0.42%
George B. McGowan c/o Fogo De Chão, Inc. 5908 Headquarters Dr, Ste. K200 Plano Texas 75024	George B. McGowan	28,690	0.10%
Selma Oliveira c/o Fogo De Chão, Inc. 5908 Headquarters Dr, Ste. K200 Plano Texas 75024	Selma Oliveira	119,312	0.42%
Gerald W. Deitchle c/o Fogo De Chão, Inc. 14881 Quorum Drive, Suite 750 Dallas Texas 75254	Gerald W. Deitchle	14,917	0.05%
Neil Moses c/o Fogo De Chão, Inc. 14881 Quorum Drive, Suite 750 Dallas Texas 75254	Neil Moses	25,014	0.09%

Douglas R. Pendergast c/o Thomas H. Lee Partners, L.P. Attn: Todd M. Abbrecht 100 Federal St., 35th Floor Boston, Massachusetts 02110	Douglas R. Pendergast	16,610	0.06%
	Total:	17,404,432	61.56%